EXHIBIT 99.1


     Office of the Chief Accountant
     Securities and Exchange Commission
     450 Fifth Street N.W.
     Washington, DC 20549

     May 31, 2002

     Ladies and Gentlemen:

     Arthur Andersen LLP has represented to The ServiceMaster Company that the audit of the ServiceMaster Profit Sharing and Retirement Plan completed for the year ending December 31, 2001 was subject to Arthur Andersen LLP's quality control system for the United States accounting and auditing practice. Arthur Andersen LLP has provided assurance to The ServiceMaster Company that the audit engagement was conducted in compliance with professional standards. The audit was conducted with the appropriate continuity and availability of personnel, in the United States, as well as the appropriate availability of national office consultation. Availability of personnel at foreign affiliates of Arthur Andersen was not relevant to this audit.


     Sincerely,

     /s/Steven C. Preston
     ----------------------------------
     Steven C. Preston
     Executive Vice President and
     Chief Financial Officer
     The ServiceMaster Company